EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.

Registration Statement (Form S-8 File No. 333-147967) pertaining to Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan and Argo Group International Holdings, Ltd. 2007 Employee Share Purchase Plan, and

2.

Registration Statement (Form S-8 File No. 333-147714) pertaining to the Argo Group International Holdings, Ltd. - Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, the Argonaut Group, Inc. Non-Employee Director Stock Option Plan, and the Argonaut Deferred Compensation Plan for Non-Employee Directors

of Argo Group International Holdings, Ltd. and in the related Prospectuses of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedules of Argo Group International Holdings, Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of Argo Group International Holdings, Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

March 2, 2009